Exhibit 99.1

FOR IMMEDIATE RELEASE:  May 18, 2011

Kentucky Bancshares, Inc. Announces Expansion of Stock Repurchase Program

Paris, KY - Kentucky Bancshares, Inc. (OTC BB:KTYB.OB) announced today that its Board of Directors has expanded its previously announced stock repurchase program by an additional 100,000 shares of outstanding common stock.

The Company?s prior stock purchase plans were announced on October 25, 2000 for the purchase of 100,000 shares, on November 12, 2002 for the purchase of an additional 100,000 shares and on May 23, 2008 for the purchase of an additional 100,000 shares. Under these previously announced plans 279,039 shares have been purchased.

"This expansion of our repurchase program re-emphasizes the confidence management and the Board of Directors have in the Company and in our prospects for the future," said Louis Prichard, Kentucky Bancshares's President and CEO. "We believe the current quoted valuation of the Company's stock presents a compelling investment opportunity. By using a portion of our capital for this program, we believe we can further enhance returns to our remaining shareholders."

The Company?s stock repurchase plan will permit purchases to take place selectively from time to time in open market purchases through a broker or in privately negotiated transactions. The purchases will be dependent upon market prices and other conditions and there is no guarantee as to the exact number of shares to be purchased by the Company.

Kentucky Bancshares, Inc. is a financial services holding company and is the parent of Kentucky Bank, a commercial bank and trust company. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore and Winchester.

Contact: Louis Prichard or Gregory J. Dawson (859) 987-1795.

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results are forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and
uncertainties.   These forward-looking statements are based on the Company's current expectations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets, including the tobacco market, in which the Company and its bank operate); competition for the Company's customers from other providers of financial and mortgage services; government legislation, regulation and monetary policy (which changes from time to time and over which the Company has no control); changes in interest rates (both generally and more specifically mortgage interest rates); material unforeseen changes in the liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.